Final Transcript

Conference Call Transcript PWAV - Q4 2008 Powerwave Technologies Earnings Conference Call Event Date/Time: Feb 05, 2009 / 10:00PM GMT

CORPORATE PARTICIPANTS

Tom Spaeth

Powerwave Technologies - Treasurer

Kevin Michaels

Powerwave Technologies - CFO

Ron Buschur

Powerwave Technologies - CEO

CONFERENCE CALL PARTICIPANTS

Charles Johnson

Piper Jaffray - Analyst

Kim Watkins

JPMorgan - Analyst

Brian Modoff

Deutsche Bank - Analyst

Amir Rozwadowski

Barclays Capital - Analyst

Bill Choi

Jefferies & Co. - Analyst

Larry Harris

CL King & Assoc. - Analyst

James Faucette

Pacific Crest Securities - Analyst

Ken Muth

Robert W. Baird & Co. - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the fourth quarter 2008 Powerwave Technologies earnings conference call. At this time, all participants are in a listen-only mode. We will conduct a question-and-answer session towards the end of the conference.

(Operator Instructions). As a reminder, this conference is being recorded for replay purposes. I would like to turn the call over to your host Tom Spaeth, Treasurer. Please proceed.

Tom Spaeth - Powerwave Technologies - Treasurer

Thank you. Good afternoon and welcome to Powerwave Technologies fourth quarter 2008 financial results conference call. I'm Tom Spaeth, Powerwave's Treasurer. Joining on today's call will be Ron Buschur, Powerwave's President and Chief Executive Officer, and Kevin Michaels, Powerwave's Chief Financial Officer.

Before starting, I would like to point out that various remarks we make about future expectations, plans and prospects for Powerwave, including but not limited to anticipated revenues and revenue growth rates, operating margins, gross profit margins, earnings per share levels, cash flow projections, revenue composition, improvements in cost structure, cost savings related to our facility consolidation, future cost savings related to our cost reduction activities, demand levels for the Company's product lines, projected growth and market share trends in the wireless infrastructure market, the timing of product deliveries and future orders, the timing of proposed staff reductions, common stock prices, debt purchases, the success of new products, expense levels, capital expenditure rates, inventory turns, tax rates, and day sales outstanding are all forward-looking statements.

These statements are subject to numerous risks and uncertainties that could cause Powerwave's actual results to be materially different from those projected or implied. Some of the risks and uncertainties include our ability to accurately forecast and anticipate customer orders, integrate acquisitions and realize cost savings and synergies, the negative impact of demand for our products due to the macro economic environment and worldwide credit tightening, reduced demand due to industry consolidation among our major customers, fluctuations in foreign currencies, the ability to accurately forecast cash flows and credit collections, the impact of competitive products and pricing, economic and political conditions and the loss of one or more significant customer accounts. Please refer to our press release, Powerwave's current Form 10-Q for the quarterly period ended September 28th, 2008, and our Form 10-K for the fiscal year ended December 30th, 2007 and other filings which are on file with the Securities and Exchange Commission for additional information on factors which could cause our actual results to be different from those projects or implied.

In addition, on this call we'll discuss non-GAAP financial information. A reconciliation of the non-GAAP financial information to our financial statements as prepared under GAAP is included in our press release dated today which can be found at our website at Powerwave.com and on Business Wire. The press release also has detailed information concerning several of the significant items impacting our results, and we urge you to review that information. Now I'm going to turn the call over to Kevin Michaels, Powerwave's Chief Financial Officer.

Kevin Michaels - Powerwave Technologies - CFO

Thank you, Tom, and good afternoon everyone. With all of the risk factors in mind, I would like to start by reviewing our financial results which are also summarized in our press release.

Net sales for the fourth quarter of 2008 were $180.3 million. And we reported a net loss of $322.8 million which equates to a net loss on a GAAP basis of $2.46 per share. This loss includes a number of one-time items, the largest being a noncash goodwill impairment charge of approximately $316 million, which equates to $2.41 per share or almost 98% of the GAAP loss for the quarter. Also included in the loss for the quarter is approximately $34.7 million of restructuring and impairment charges, which include charges related to the restructuring and consolidation of several of our facilities as well as intangible asset impairments and severance cost. There is also an additional $4.4 million of noncash intangible amortization related to our prior acquisitions. All of these impairments, charges and amortization total approximately $354.9 million for the fourth quarter of 2008.

Offsetting a portion of these expenses was a gain of $32.2 million from the retirement of a portion of our outstanding debt. On a pro forma basis, excluding all restructuring and impairment charges, the goodwill impairment charge, intangible asset amortization and the gain on the repurchase of a portion of our debt, we generated pro forma net income of $1.1 million or pro forma earnings of $0.01 per share. I wanted to note that included in both our GAAP and pro forma results is the impact of approximately $1 million of pretax stock-based compensation expense due to SFAS 123R, almost all of which is included in operating expenses. Excluding this expense from our results adds approximately $0.01 to EPS for both GAAP and pro forma results. This is the same impact as in the prior year period.

On a geographic basis, our total Americas revenues for the fourth quarter of 2008 was approximately $41.9 million or 23% of our revenue. Our total Asian sales were approximately $66.5 million or 37% of revenue. And our total European and other international revenues were $71.9 million or approximately 40% of revenue. As we had previously warned in our third quarter conference call, for the fourth quarter we experienced significant slowdowns in our revenues from both the Asia-Pacific and Americas regions in the fourth quarter when compared with the third quarter of this year.

In the fourth quarter, our antenna systems product group sales totaled $37.3 million or 21% of revenue. Base station subsystem sales totaled $127.3 million or 70% of revenue. And coverage solution sales totaled $15.7 million or 9% of revenue. Our total 3G related sales were approximately $75 million or 42% of our revenue.

Our 2G and 2.5 G related sales were approximately $97 million or 54% of our revenue. And our WiMax sales were approximately $8.3 million or 4% of revenue. This is approximately the same percentage breakdown as in the third quarter. In terms of our customer profile in the fourth quarter, total OEM sales account for approximately 70% of our total revenue. And direct and operator sales account for approximately 30%.

Moving on to gross margins, on a GAAP basis, our total consolidated gross profit margin was 3% for the fourth quarter. In our press release on page 5, there is a table with the reconciliation of various factors impacting our gross margin for the quarter. On a pro forma basis, excluding restructuring and impairment charges and noncash intangible asset amortization totaling $25 million, our total gross profit margin was 16.9%.

On a GAAP basis, our total reported cost of goods sold also includes charges totaling $7.9 million, related to both inventory determined to be excess and obsolete to our ongoing operations, as well as inventory cancellation charges due to the reduction in demand due to the macro-economic environment. This amount represents 4.4% of gross margin. When you add that back on a non-GAAP basis to the reported pro forma gross margin, our adjusted pro forma gross margin was 21.3%. Our gross margin was impacted by lower sales in the fourth quarter and by the increase of our OEM based sales as a percentage of our revenues during the quarter.

I am now going to review some of the significant one-time items that impacted our results for the fourth quarter. In our press release on page 4, there is a table summarizing the EPS impact of some of these items. For the fourth quarter of 2008, we incurred total restructuring and impairment charges of approximately $34.7 million. This amount includes intangible asset impairment charges of approximately $29.5 million, related to the recognition of end of life status for certain products acquired as part of previous acquisitions, as well as the reduction in estimated intangible value of certain customer lists from previous acquisitions.

The balance of approximately $5.2 million consists of restructuring costs associated with the consolidation of several of our facilities. In total, these restructuring and impairment charges represented approximately $0.27 per share for the fourth quarter. Going forward, we have approximately $3.8 million of intangible assets remaining on our balance sheet from prior acquisitions. This amount will be fully amortized in 2009.

We also incurred $4.4 million of intangible asset amortization which equates to approximately $0.03 for the fourth quarter. Stock option expenses equaled approximately $1 million or $0.01 for the quarter. The largest item included in our results for the fourth quarter of 2008 is a noncash goodwill impairment charge of $315.9 million.

This goodwill impairment charge is based on the preliminary results of the SFAS 142 "Step Two" impairment test. Due to the significant decline in the market value of our common stock during the fourth quarter, the Company determined that an indicator of goodwill impairment existed during the fourth quarter. We want to note that this goodwill impairment charge is preliminary and therefore subject to change, based upon the final results of the Step Two impairment testing. The final results of such tests will be included in our Form 10-K for the fiscal year ended December 28, 2008, to be filed with the SEC. With this charge, there is no remaining goodwill on our balance sheet. The goodwill impairment charge is equivalent to approximately $2.41 per share.

The last item is the gain we recognized on the repurchase of a total of $43.7 million par value of our 1.875% convertible subordinated notes. The gain equaled approximately $32.2 million or $0.25 for the quarter. As shown on the table, the total of all of these items equals approximately $2.47 per share for the fourth quarter of 2008, which compares to our GAAP reported loss of $2.46 per share.

Next I will review our operating expenses for the fourth quarter. Our sales and marketing expenses were $8.8 million, research and development expenses were $18.7 million, and G&A expenses were $14.5 million. Excluding restructuring and impairment charges and intangible asset amortization for the fourth quarter, our total operating expenses on a pro forma basis equaled approximately $42 million, which is a $4.7 million reduction from the third quarter of 2008. We remain committed to our cost reduction plans and we'll continue to execute on these plans in the quarters to come.

In terms of other income and expense, we recorded a total of approximately $44.9 million of other income in the fourth quarter of 2008. There were two main contributors to this income. The first being a gain of approximately $32.2 million that we generated from repurchasing a portion of our outstanding 1 7/8% convertible notes during the quarter. The second item is our foreign exchange translation for the quarter which resulted in a gain of approximately $14.7 million. This gain was primarily due to the increase in the value of the US dollar during the fourth quarter. These gains were slightly offset by the interest expense during the fourth quarter.

Our fourth quarter tax rate was impacted by some minor tax payments and the valuation allowances on our deferred tax assets. While we continue to evaluate our future tax rate based upon diverse international operations, we estimate that our effective worldwide tax rate will be between approximately 10% and 15% for fiscal year 2009. I want to stress that this estimate will fluctuate based upon our actual results.

Next I'll review our balance sheet. Total cash at December 28, 2008 was approximately $50.3 million, of which $3.4 million is restricted cash. The cash balance reflects the purchase by us of approximately $43.7 million par value of our outstanding 1 7/8% convertible subordinated notes. Cash flow from operations was approximately $9.5 million, and our total capital spending was approximately $4 million for the fourth quarter.

Four the fourth quarter, our net inventory was $81.1 million which represents inventory turns of 7.4 times. We remained extremely focused on maintaining and improving our industry leading inventory turns. Our total net accounts receivables decreased to $213.9 million, resulting in our AR days sales outstanding increasing to approximately 108 days from 98 days in the third quarter of 2008, and 103 days in the first quarter of 2008. As you would expect, given the current macro-economic crisis, we have experienced some customers stretching out their payment cycles. We're working diligently to reduce down our day sales outstanding and we continue to monitor our customers from a credit perspective.

Before turning the call over to Ron, I would like to remind our investors that we believe they are better served by focusing on long-term trends as opposed to the short-term volatility that is inherent in the markets we compete in. In terms of 2009, given the uncertainty within the global macro-economic environment, we are not able to provide annual guidance at this time. As we go through this year and the markets begin to stabilize, we hope to provide an annual guidance at that time.

In terms of looking at the first quarter, we would urge caution in any forecast given during this economic crisis. From this conservative standpoint, we note that traditionally the first quarter of the year has usually been down from the fourth quarter, anywhere from flat to 5% to 10% reduction. While these are historic targets and not necessarily reflective of the current environment, this is the best information that we can provide at this time. With that, I'd now like to turn the call over to Ron Buschur, Powerwave's President and Chief Executive Officer.

Ron Buschur - Powerwave Technologies - CEO

Thank you, Kevin, and good afternoon, everyone. I first want to share with you some highlights from our fourth quarter and our fiscal year 2008. And then I will touch on the current outlook for wireless infrastructure.

While there is a lot of uncertainty, due to all the issues facing the global economy, from the credit markets to the global recession, I want to focus on and review the accomplishments of Powerwave during 2008 and what we have achieved which includes growing our annual revenues over 14%. Powerwave achieved a new corporate annual revenue milestone of $890 million. This is the largest annual revenue in the Company's history. I would like to express my thanks to all of our employees and partners who helped us achieve this goal in 2008. If we look into the detail of this record-setting $890 million of revenue, you will see we grew our direct network operator business over 56% year-over-year while maintaining our OEM business in 2008.

Now let's analyze our product segments on an annual basis. Our antenna solutions grew approximately 45% year-over-year. And our coverage solutions grew 14%, while we maintained our market position in base station solutions.

I am also very pleased with the progress we made in the Middle East and the APAC regions. We grew our sales over 45% in each of these regions. If I look at our customer mix from an annual basis, we increased our direct network operator business by 10% during 2008, with roughly 60% OEM revenue and 40% network operator business, compared to 70% OEM and 30% operator split in 2007.

Another major milestone that we achieved is that we were able to once again lower our operating expenses. In the fourth quarter, we reduced our quarterly expenses by almost $5 million from the third quarter of 2008 and by almost $8.7 million when compared to the fourth quarter of 2007. For fiscal year 2008, we have executed on a our restructuring plans and on a pro forma basis returned the Company back to profitability, consolidated and completed the simplification of our manufacturing operations to reduce our overhead cost. And we focused on reducing our operating cost structure.

This was accomplished by reducing our manufacturing footprint from eight sites to three, and reducing our engineering centers from eight locations to five. Please note that we have taken these initiatives to streamline our operations well before the economic crisis impacted our business in the fourth quarter. While we still have a lot of work ahead of us, with our existing focus on operational efficiencies and cost controls, we're well ahead of competitors in terms of streamlining and reducing our cost structure. We will continue to execute on this strategy going forward.

For the fourth quarter of 2008, on a pro forma basis, we achieved $0.01 earnings per share on significantly lower revenue than we would have liked. This pro forma profit was due to the activities I have just reviewed and should clearly demonstrate the leverage and upside potential in our operating model. Looking at our top customers for the fourth quarter, total revenue from Nokia Siemens was approximately $68 million and accounted for approximately 38% of our total revenue. Revenue from Alcatel-Lucent was approximately $26 million, which represents approximately 15% of our revenue.

Now I'd like to look at our future plans and provide you with what we are focused on today in this difficult environment. We are and we will continue to take the actions necessary to reduce our cost structure from both a manufacturing overhead perspective, as well as an operating cost perspective. We are already in the process of further reducing our operating expenses during the first half of 2009. And we have set a quarterly operating expense target of approximately $35 million for the second half of this year. This will significantly lower our operating breakeven targets throughout the year and continue to improve our profitability in this difficult environment.

In addition, we are focused on expanding our customer base and utilizing our RF capabilities in other new vertical markets, while we drive to gain market share in our existing core business markets. Powerwave has and will continue to evaluate and analyze the utilization and locations of our engineering and design teams globally to help maximize our investments and resource expertise while maintaining our technology leadership position. An example of this is our new engineering and design center in India which will have its official grand opening later this month. This new design center will assist us in maintaining our industry leading design and advanced research capabilities, while at the same time ensuring that we enhance our cost competitiveness from a design cost perspective.

In addition, we are continuing to focus on reducing our overall cost structure in manufacturing by improving our productivity, efficiencies, yields, cycle times, and better capital utilization of our equipment. We are increasing our focus on efforts around supply chain management, such as rationalizing and simplifying our supply chain, shortening our lead times, cycle times and reducing our inventory levels. We believe that these actions, coupled with our previous actions, will further leverage and reduce our overall operating costs by consolidating production capabilities and reducing overhead costs and redundancy where ever possible.

Now looking at the industry, we do believe that there continues to be long-term drivers for demand for our products, solutions and services. As we look out over this new year, we do believe that the long-term demand for wireless service, especially data driven demand, will continue to increase and create demand for additional infrastructure spending. This should eventually create demand for our products and services that Powerwave provides. We continue to believe that the wireless network operators throughout the world are looking for ways to improve their network performance more cost effectively, using solutions like those we provide rather than investing in new base stations.

Clearly we believe Powerwave has one of the strongest product portfolios, the best personnel and engineering resources, as well as the most advanced leading edge technology solutions for the next generation of products. As I previously said, we still have a lot of work ahead of us with our plans as well as our long-term strategy that we have in place, and a team is extremely focused on continuing to improve Powerwave's profitability and performance in 2009 which will generate the level of shareholder value you deserve. I would now like to turn the call over to the operator and address any questions you may have.

QUESTION AND ANSWER

Operator

(Operator Instructions). And our first question will come from the line of Mike Walkley with Piper Jaffray. Please proceed.

Charles Johnson - Piper Jaffray - Analyst

Hello. This is Charles Johnson sitting in for Mike Walkley.

Ron Buschur - Powerwave Technologies - CEO

Hi.

Charles Johnson - Piper Jaffray - Analyst

Thanks for taking my questions. Just had a couple. First off, most carriers have guided to lower year-over-year CapEx for 2009. In your discussion with these carriers, do you get any sense of how you stack up versus some of the larger OEMs in their CapEx budget plans for '09?

Ron Buschur - Powerwave Technologies - CEO

If you would look historically, looking at a CapEx budget, we really do not believe that is a good indication of spend that we will directly see from a product perspective. But taking that into consideration, we do believe that there will be -- as Kevin had indicated in his opening statement and his guidance, that there is typically a historical slowness in the first quarter or maybe a 5% to 10% decline. And looking at the first half of the year, we do think that it's going to be a little bit slower than what we would like to see.

Kevin Michaels - Powerwave Technologies - CFO

I would just add to that, I think our main point here is obviously there is a lot of uncertainty out there and we all understand that. From our standpoint -- is really it will take some time to see how things stabilize. I think there is a lot of uncertainty. As you've seen some of the operators starting to talk about their plans and just the general uncertainty in the economy, really makes it hard for us to say that. We still believe from a long-term perspective that wireless is a good position to be in -- that there will be demand for wireless infrastructure, but the spending plans are uncertain at this point. That's the best we can do.

Charles Johnson - Piper Jaffray - Analyst

But Kevin, could you provide maybe some quantitative commentary on what we expect the mix between OEMs and carriers to look like for '09? Or is there almost no visibility even for that?

Kevin Michaels - Powerwave Technologies - CFO

We're not giving guidance. Our comment was -- because of the uncertainty, we're not going to give guidance on that. Clearly our goals -- especially in the fourth quarter, we saw a slowdown faster in some of the operator sides of that market. How that's going to play out in this year is hard to predict. Clearly our goal is to continue to grow the operator direct side of the business. That is our target and our goal. But since we're not giving guidance at that time we'll stay away from predicting where it will go.

Charles Johnson - Piper Jaffray - Analyst

Fair enough. Quick question on China. A lot [travel] comes with the buildouts and RFPs. How could we think about the opportunity for you guys? If you could just talk about maybe the timing of that opportunity.

Ron Buschur - Powerwave Technologies - CEO

As you can see, we're pleased with the growth and the opportunities that we're able to participate in in 2008. Looking at some of the larger tenders that are out there, as you know, a lot of those are really focused on the Q2 timeframe and the deployment of those possibly into Q3. I certainly would not get over aggressive in Q1 looking for any large deployments that's are going to take place there in Q1. I would really look at it more towards the middle to the back half of '09.

Charles Johnson - Piper Jaffray - Analyst

Okay. And the last question for me, I think it's a great job you guys are doing, getting OpEx down to these levels. Should we pair it down to maybe the $35 million levels by Q3 '09 or is that a bit too aggressive?

Ron Buschur - Powerwave Technologies - CEO

No, I think that's probably a good starting point right now. I think that's about what we're trying to achieve.

Charles Johnson - Piper Jaffray - Analyst

Okay. All right. Thanks a lot and good luck, guys.

Kevin Michaels - Powerwave Technologies - CFO

Thank you.

Operator

And our next question will come from the line of Kim Watkins from JPMorgan.

Kim Watkins - JPMorgan - Analyst

Thanks so much for taking my question. I want to start off talking a little bit about the direct to operator business, and Kevin you mentioned it was down pretty sharply sequentially. And you talked a lot on your last call about tightening credit conditions for operators in particular. Can you just take us through how the quarter evolved -- take us through October, November, December. Was there deterioration in that that you heard from feedback from your customers? Or did that loosen at all? I also wanted to delve in on a geographic basis and maybe look at some of the regions that harder hit, like the Americas and Asia, and get a better understanding of where particularly in which countries you saw the greatest impact?

Ron Buschur - Powerwave Technologies - CEO

I'll take the first half, Kimberly, where you talk about a little bit of the slowness and the concern around availability of credit. We certainly are looking into the November and December timeframe, as we had indicated. We were a little concerned about the availability of credit and that was primarily in parts of the APAC region. We did see a slowing of deployments and opportunities in North America. As we exited let's say the end of November timeframe, we were certainly looking at customers who were questioning whether they would be able to obtain the credit necessary in parts of India and the APAC region to move forward. They have been able to receive some of the credit.

And then in eastern Europe, it certainly has had an affect as well in those markets. And they're a little bit slower than we would like. I do believe -- we do not see cancellations which is I think a positive sign. We do see credit being tight, but we think where the customers have been able to obtain credit and I think they're moving forward with a lot of the deployments that they had scheduled. That's at least a positive sign, looking at it from a macro-economic perspective. Kevin, do you want to touch on the other?

Kevin Michaels - Powerwave Technologies - CFO

Sure, Kim. From our last call, it was right around the beginning of November when we gave our guidance and as you know, we were one of the first companies out there to warn about what we saw happening. And at that time, we said, hey, it was brand new, things we're seeing and at the time of our announcement. From a timing standpoint, the impact started hitting in November and clearly they've carried on. Clearly, as all of us know, the economic conditions have deteriorated across the globe. I think -- we see credit tightness in a number of places. There's been some movement in areas, but clearly it's still an issue out there.

I think on the other hand, you've seen operators reevaluate their spending plans and you're seeing that across multiple geographies. I think that's one of the impacts we've seen short-term in North America, but I think its impacting all of the markets. We do see people moving forward with some spending so we're cautiously optimistic. But it's hard to get good visibility. I don't think anyone would be a surprise to anyone, having lived through the last couple of months and that's where we are.

Kim Watkins - JPMorgan - Analyst

It sounds a little bit like it improved a little bit in December from November, relative to what you thought you would see going into the month, or into the -- ?

Kevin Michaels - Powerwave Technologies - CFO

I don't know if improved is the right word. We certainly were very cautious. We saw some movement on some places so maybe everything didn't get as horribly bad as potentially it could. But it's still overall -- it was -- we would have preferred a much stronger environment than it was. But it certainly -- activities are going on and thing have not come to a stop. And as Ron said, we're not seeing cancellations. We've certainly seen delays. We've seen people slow down, but we haven't seen people do outright full cancellations.

Kim Watkins - JPMorgan - Analyst

Okay. That's helpful. I wanted to talk a little bit about OpEx. Great to see that coming down again. Can you give us any better sense of how you're accomplishing that, number one? And number two, what revenue breakeven level are you aiming for right now with that $35 million?

Kevin Michaels - Powerwave Technologies - CFO

Sure. We're accomplishing -- a lot of it is through things we've already done. And I think Ron tried to mention that in his remarks. A lot of the activities -- the reduction of facilities, both on the manufacturing side and engineering side, are activities that we started back in 2007 and carried out the first half 2008. We're finally starting to see the benefits of those flowing through.

Given what has happened, we've continued on. We've taken additional measures and we'll take some further measures. But the largest cost-saving activity is already done. We've consolidated our major manufacturing operations. We've consolidated some of our major engineering locations and so really the savings are starting to flow through.

We're clearly tightening all of our expense parameters. And we're positioning the Company to run at a breakeven at a much, much lower level than previously we had. I'm not prepared to say what that level is, but I can tell you it's significantly below -- our previous goal was a $200 million breakeven level. We're obviously driving it significantly below that. We think that's a prudent course to take in this environment and that's what we're executing on.

Kim Watkins - JPMorgan - Analyst

And that $200 million, did that match the $45 million level initially?

Kevin Michaels - Powerwave Technologies - CFO

Basically, yes.

Kim Watkins - JPMorgan - Analyst

And then last question. Just a headcount at the end of the year?

Ron Buschur - Powerwave Technologies - CEO

We ended roughly about 2200 employees.

Kim Watkins - JPMorgan - Analyst

Okay. Thank you very much.

Kevin Michaels - Powerwave Technologies - CFO

Thank you.

Operator

And our next question will come from the line of Brian Modoff with Deutsche Bank. Please proceed. Mr. Modoff, you can proceed.

Brian Modoff - Deutsche Bank - Analyst

Sorry. Can you hear me?

Kevin Michaels - Powerwave Technologies - CFO

Yes. Now we can.

Brian Modoff - Deutsche Bank - Analyst

Kevin, you just wrote your goodwill down to zero. That's reflecting the premium you paid on these asset that you've acquired over the years. And what are you guys doing to instill perhaps a tougher analysis of acquisitions that you make? And what is your long-term view of how shareholders should -- what encouragements can you give shareholders to be involved in the Company?

Kevin Michaels - Powerwave Technologies - CFO

Brian, I think that first of all -- I think your question is way off base in a number of areas. First of all, you need to understand goodwill impairment. It's pure accounting function. It's a function of our stock price. It has nothing to do with -- (multiple speakers)

Brian Modoff - Deutsche Bank - Analyst

That's its way you pay for the Company.

Kevin Michaels - Powerwave Technologies - CFO

Our stock price is down where it is. The markets value us for lots of different reasons and we have to live by that. That's what causes the writeoff of the goodwill.

I think if we look back at our acquisitions, we felt at the time we paid the prices that were adequate. Valuations for acquisitions that happened two years ago, today is the valuation different? Yes, it is.

And I don't know how two years ago I was supposed to know what was happening today. That part I take exception with you. But I understand your point is have our acquisitions paid off? We think they've added value to the Company. We think the Company is stronger.

Clearly we've faced a number of issues. Clearly you can question -- you can go back and question the prices we paid, but I think you could do that with any acquisition you want to. That's -- you're certainly entitled to question that, but I think at the time -- I think we paid what was fair reasonable market prices. We didn't predict what happened in the future. If we could redo it, would we like to pay a lower price? Of course we could. We cannot live in the past.

What are we doing today to drive shareholder value. We've cut our expanses. We've streamlined the Company. We're trying to expand our business with operator direct sales. We're trying to expand our business in ancillary markets and grow the business where we can. We're continuing core R&D projects to provide a long-term growth for the Company. We have suffered along with our shareholders and no one is happy with our stock price. We certainly aren't happy with it.

The senior management of the Company hasn't taken a raise in three years so we're doing what we can. We're making tough decisions how to control our costs and expenses. That's the best we can do. Do you have anything you want to add, Ron?

Ron Buschur - Powerwave Technologies - CEO

No. I think you covered it well.

Brian Modoff - Deutsche Bank - Analyst

I have no further questions.

Operator

And our next question will come from the line of Amir Rozwadowski with Barclays. Please proceed.

Amir Rozwadowski - Barclays Capital - Analyst

Thank you for taking the question, Ron and Kevin. I wanted to talk about the marketplace. Certainly, we're in a very challenging environment. How are you folks thinking about your share position at the moment? Have you seen any changes in share dynamics? Or do you think this is affecting all of your competitors to the same degree that you folks are being affected by it?

Ron Buschur - Powerwave Technologies - CEO

I think looking at share position, I think everyone is seeing a similar concern around the global business, and the impact that this economic environment has on our revenues and our opportunity to grow here in 2009. Looking at market share, obviously we don't have all of the financial results. But I can say that as you can see from my comments, I was pretty pleased with the growth that we've been able to achieve in many of these areas of our business.

As we grew our direct operator business, we were able to maintain our OEM business and we grew most of our product segments. I do know that some of our competitors sold off parts of our businesses, such as filters. I think there is some concerns around MCPA's. There was many competitors in the in building and coverage solution areas that those companies either went out of business or have been acquired by other companies. Looking at it from a market share perspective, we felt pretty good about what has taken place. I think we may have gained a little bit of share during 2008.

Amir Rozwadowski - Barclays Capital - Analyst

Great. And then perhaps for Kevin. Obviously you folks paid down or repurchased some of your converts in the market. I wanted to -- just given the challenging environment you're facing and your financial obligations, I was wondering if you could talk through your current capitalization structure and how you feel about cash generation at the moment?

Kevin Michaels - Powerwave Technologies - CFO

It's a -- cash generation is one of our key metrics and what we're focused on trying to drive in this environment is drive positive cash flow. We're focused on clearly -- it's no secret that our debt is trading at a pretty significant discount. Our goals over time if we can generate what we view as excess cash, we'll try to retire some debt at a discount.

We still -- the first debt doesn't come due for almost three years so that is quite a lifetime in this industry. In the short-term, one of the key things I would like to point out is we do not have any covenants that we're in violation of or anything like that so we do not have any default issues or anything there. We're focusing on managing our business . We do believe we are streamlining the business for bad case scenarios. At the same time, we do believe there is demand for wireless and there will be further spending and that we'll be one of the companies positioned to hopefully benefit

Amir Rozwadowski - Barclays Capital - Analyst

Kevin, you mentioned excess cash. At what level should we consider appropriate levels of cash for you folks on an operating basis?

Kevin Michaels - Powerwave Technologies - CFO

We're around -- we're at the level that we're comfortable at so I think we're -- anywhere between $40 million and $50 million level is an operating level -- is we feel comfortable in the ranges that we're at. We're comfortable there. But clearly long-term, we hope to generate more and raise those levels.

Amir Rozwadowski - Barclays Capital - Analyst

Great. Thank you for taking the question.

Kevin Michaels - Powerwave Technologies - CFO

Sure.

Operator

And our next question will come from the line of Bill Choi with Jefferies and Company. Please proceed.

Bill Choi - Jefferies & Co. - Analyst

Okay. Thanks. Hey, guys.

Ron Buschur - Powerwave Technologies - CEO

Hi, Bill.

Bill Choi - Jefferies & Co. - Analyst

There's been a lot of currency fluctuations obviously, and you are now generating 77% of your sales internationally. Can you just go through what impact that might have had in the current quarter?

Kevin Michaels - Powerwave Technologies - CFO

I don't have handy the current impact. Clearly as we know, the dollar was much stronger in the quarter. That probably would have actually -- in terms of a quarter-over-quarter basis, the top line number would have been slightly negatively impacted by that. But I just do not have the actual calculations handy.

Clearly if we look out over the year, the dollar was weaker throughout the first part of the year and near the end the dollar strengthened pretty dramatically. The first half of the year we were suffering translation losses each quarter because of that. And in the last quarter, we have a pretty large gain because of that. While you're very accurate on the total amount of our revenues -- a large portion comes from the outside of the US. A good portion of that is still priced in dollars. A lot of the Asian business is pegged to the dollar. But I would say we have exposure -- I would say our primary exposures outside the dollar -- the dollar counts for over half of the business, would be the Euro and then probably the Chinese currency.

Bill Choi - Jefferies & Co. - Analyst

Okay.

Kevin Michaels - Powerwave Technologies - CFO

But I think we're not -- we do not have huge fluctuations there, but that's where our basic exposures lie.

Bill Choi - Jefferies & Co. - Analyst

Offline, if you actually have the quantification, I would love to get that. But part of it is even if you sell in US dollars with the currency exchanges going on, it's going to be more expensive to your end customers. Are you taking a bit of the hit on the pricing to make it easier? And while we're at it, how is pricing looking right now?

Kevin Michaels - Powerwave Technologies - CFO

Pricing is relatively stable. Haven't seen any significant moves there. Most of our pricing, when it's in a foreign currency, it's actually pegged in the foreign currency. We're not adjusting -- if it was a local currency price, we're not adjusting.

Basically the places overseas where the dollar price -- in places like -- the currency is pegged to the dollar in places like China and stuff. It's pretty well pegged. In Europe where we price in Euros, it's a Euro price so we're not adjusting our price so it swings a little bit here and there. We do have a manufacturing facility in eastern Europe so we have a Euro cost there as well. We feel it's not a huge drive on us.

Bill Choi - Jefferies & Co. - Analyst

Good job on the cost controls there. If I remember -- a lot of our discussion about additional cost coming down in the future related to rationalizing and improving on supply chain which is supposed to largely benefit gross margins. Your original target was mid to high 20s with volumes coming down. What is a good gross margin target to think about maintaining this year?

Kevin Michaels - Powerwave Technologies - CFO

Our longer term goal is the same goal. We still have a target to get back into the mid-20s, mid to high 20s. Clearly in the short-term with revenue falling off --if you look at the fourth quarter -- if you adjust out the inventory charge, we're around 21%, 21.3%.

We would hope to be in the 20s and as revenue improves, leverage that up. We're still executing on our cost savings so we are still seeing improvement coming through cost. We believe we'll see that more of that going this year. At the same time, we've been able to achieve better on the operating expense side. As Ron mentioned, we set a new target to get us down even further on the operating expense side. We're focused on getting back to profitability as quickly as we can.

Bill Choi - Jefferies & Co. - Analyst

Okay. One final question for me then. Obviously you've seen the slow down in the direct operator sales. OEM sales are still relatively speaking holding up there. What visibility and assurance are you getting from your vendors about ultimately the sell through of these products?

Ron Buschur - Powerwave Technologies - CEO

Looking at the OEM business, yes, it certainly has been stable in 2008. But as you know, and obviously with the guidance that we're giving, we do expect to see a slight slowdown here in 2009 with some of the OEM customers as well. Because the end customer -- the operator, is still cautioning everyone and being very prudent in their expenditures moving forward. We do constantly monitor this.

But we're concerned that as our OEM customers and our operator customers slow down, obviously that will have some impact. We're trying to give our suppliers the visibility necessary to manage their business as well. The good news is we do not have -- within our overall supply chain, a lot of inventory collectively in this marketplace at this time. I think we're fortunate from that standpoint, so we can act responsibly as an enterprise.

Bill Choi - Jefferies & Co. - Analyst

Do you have any sense for inventory at OEM locations right now?

Ron Buschur - Powerwave Technologies - CEO

No. I think looking at their -- each of them will probably give you some insight into that possibly, but I don't believe there is a real concern about inventory levels out at the customer sites.

Bill Choi - Jefferies & Co. - Analyst

Okay. Thank you.

Operator

And our next question will will come from the line of Larry Harris from CL King. Please proceed.

Larry Harris - CL King & Assoc. - Analyst

Yes. Thank you for taking my questions. Two questions. One is there a cash component to the restructuring charge that were taken in the fourth quarter that could affect the cash position over the next couple of quarters or so? And then maybe a little more optimistically, if we start to see signs of improving conditions, is there a particular product category, be it antenna systems or base station subsystems or network operators where if we see an improvement or even stability in one of those categories, that would be a sign that conditions are about to improve?

Kevin Michaels - Powerwave Technologies - CFO

Sure. The first question, in terms of the restructuring or the charges that we had in the fourth quarter -- almost a large portion of almost all of them are noncash. In terms of the actual restructuring, there is probably maybe less than $1million that carries over into future quarters. A lot of the stuff has already been incurred and paid out. There is not a huge cash charge sitting there with those charges.

It terms of the groupings, it's really hard to say one group will be the sign. I think we -- we're certainly trying -- we're optimistic that we'll see some further pickup in the operator business off of the fourth quarter. But at the same time, it's a difficult environment.

I don't know that any one particular segment, whether it's antennas, base station, cover solutions. I really cannot pick out one and says that going to be the bell weather. Obviously just overall growth will be the sign.

Ron Buschur - Powerwave Technologies - CEO

Yes, Larry, I don't think there is any one segment, as Kevin indicated, that will trigger us to say, okay, things are improving. Because as you know, a network utilizes antennas, MCPA's as well as our TMA and our RF conditioning product portfolio. And then looking at the DAS and coverage it's used throughout the network. Unfortunately, I don't think that will be as good a gauge or bell weather that you're looking for there.

Larry Harris - CL King & Assoc. - Analyst

Understood. All right. Thank you.

Ron Buschur - Powerwave Technologies - CEO

Thank you.

Operator

And our next question will come from the line of James Faucette with Pacific Crest. Please proceed.

James Faucette - Pacific Crest Securities - Analyst

Thank you. I just wanted to follow up on a couple of questions that have already been posed. First of all, in terms of your OpEx, what portion of that is outside of US dollars right now, such that if the dollar were to start moving, depreciating again, your OpEx could be more difficult?

Kevin Michaels - Powerwave Technologies - CFO

It's clearly less than half. I would say it's probably really -- in the OpEx side, my quickest estimation would say it's probably around 20%, 25% of the total.

James Faucette - Pacific Crest Securities - Analyst

Okay.

Kevin Michaels - Powerwave Technologies - CFO

But it could -- I could be wrong by 5% or 10%.

James Faucette - Pacific Crest Securities - Analyst

Okay.

Kevin Michaels - Powerwave Technologies - CFO

You can track it that way.

James Faucette - Pacific Crest Securities - Analyst

I'm just looking at it from a magnitude standpoint.

Kevin Michaels - Powerwave Technologies - CFO

Right.

James Faucette - Pacific Crest Securities - Analyst

And obviously, in particular a lot of the developing countries, your contracts or your equipment is sold in $100 contracts. What is your estimation as to what portion of the revenue is being done in dollar contracts versus other foreign currencies?

Kevin Michaels - Powerwave Technologies - CFO

I would guess that our total -- out of our total revenues, we're probably about two-thirds of it's in dollars. And the rest is local currencies and it spans the globe, and largest is Euros.

James Faucette - Pacific Crest Securities - Analyst

Right. And then in the -- for the customers that are operating in local currencies, say like the Brazilian [Rye] or Russian Rubel, but are potentially buying in US dollars. What has been their reaction and their behavior now over the last three or four months that their currencies have been so significantly depreciated versus the dollar? Have you seen that impact the rate of buying or are they coming back, asking for a bit more in terms of pricing discounts, et cetera?

Kevin Michaels - Powerwave Technologies - CFO

You're seeing a slowdown in the rate of buying. It's having an impact. In some of those types of situations, credit has become very scarce so it is having an impact. It is slowing down.

You're not really seeing pricing per se, because it's like the suppliers -- we're all in the same boat. You're not seeing a price drop. Mainly you're seeing those people deal with how are they going to get some financing because they have local currency issues that are causing the problems.

James Faucette - Pacific Crest Securities - Analyst

For you guys, the most -- in terms of the financing issues, if they already have projects underway, the most likely way that you would see that is through lengthening payment cycles, is that right?

Kevin Michaels - Powerwave Technologies - CFO

You see that as well as you see a slowdown in demand.

James Faucette - Pacific Crest Securities - Analyst

Okay.

Kevin Michaels - Powerwave Technologies - CFO

You're seeing both.

James Faucette - Pacific Crest Securities - Analyst

Okay. And then last thing for me. Now with the retirement of some of the debt at 2024, can you give us a quick rundown of the tranches and how much is outstanding and their due dates if you have that at hand?

Kevin Michaels - Powerwave Technologies - CFO

Sure. It's basically just two tranches. The first one -- the 2024, is has the first put dates in November 2011 and there is roughly $155 million left outstanding on that one. The second one is $150 million and it's in 2014.

James Faucette - Pacific Crest Securities - Analyst

Okay.

Kevin Michaels - Powerwave Technologies - CFO

Is when that put date is. I think 2027 is the final date.

James Faucette - Pacific Crest Securities - Analyst

Okay. Great. That's very helpful. Thank you very much.

Kevin Michaels - Powerwave Technologies - CFO

Thank you.

Operator

And our next question will come from the line of Ken Muth with Robert Baird. Please proceed.

Ken Muth - Robert W. Baird & Co. - Analyst

Hi. Based on what we're looking at for Q1 here, do you guys think you might just breach the cash availability in your cash goal there, Kevin, of $40 million to $50 million? Is there any chance of that in Q1?

Kevin Michaels - Powerwave Technologies - CFO

I think we should be -- we think -- we're driving to try to be breakeven for the first quarter. We entered the fourth quarter at $50 million and we would hope to actually be positive. That's our goal, is to be positive in the first quarter.

Ron Buschur - Powerwave Technologies - CEO

Cash should be up.

Ken Muth - Robert W. Baird & Co. - Analyst

Okay. Do you expect any more major writeoffs in Q1 or first half of '09 for any additional things coming?

Kevin Michaels - Powerwave Technologies - CFO

I don't have a whole lot left to writeoff.

Ken Muth - Robert W. Baird & Co. - Analyst

Just in the way of severance or if you have to do -- ?

Kevin Michaels - Powerwave Technologies - CFO

There may be some minor additional -- of those type of charges, but I think you're talking something at most maybe in the $1 million, $2 million range. You're not talking anything significant.

Ken Muth - Robert W. Baird & Co. - Analyst

Okay. And then just on the product segments here -- the antennas, I would assume that caught you off guard how steep that falloff was sequentially and that probably goes directly to a couple of North America carriers what we're seeing here. Anything that you can add on visibility on what happened in antennas for the quarter than maybe -- ?

Kevin Michaels - Powerwave Technologies - CFO

I think you're right. It looks pretty steep, but I would not read anything into that. I think you'll see in the antenna business were pretty well positioned. We do not see any significant product issue there or anything like that. We do believe that that percentage will pop back up here shortly.

Ron Buschur - Powerwave Technologies - CEO

I think, Ken, a lot of that was earlier. In Q3, if you recall, we were concerned about the credit and the availability of credit in some of the APAC regions, as well as one of the operators here in North America. As I said earlier, we see that has improved, so as Kevin said, we think you'll see a pickup in that segment.

Ken Muth - Robert W. Baird & Co. - Analyst

No thoughts that you lost any market share in the antenna segment going forward here?

Ron Buschur - Powerwave Technologies - CEO

No. Not at all. In fact, I think you'll see we're doing quite well in that segment.

Ken Muth - Robert W. Baird & Co. - Analyst

Also on -- people interested in the China phenomenon here and what is likely to be building out here, the 3G scenarios. What is your exposure at this point to the Huawei and ZTEs?

Ron Buschur - Powerwave Technologies - CEO

As you know, both Huawei and ZTE are customers of ours. We have a good relationship there. I'm hoping we can benefit from that buildout now. As you've seen in 2008, we had significant growth in the APAC region and we want to continue to build upon that.

Ken Muth - Robert W. Baird & Co. - Analyst

Is some of the short fall we saw in some of these product categories in Q4, is that -- do you think just a resetting of inventory levels at some of your customers and some of your OEMs?

Ron Buschur - Powerwave Technologies - CEO

No. I think -- just keep in mind the time period a little bit, Ken. I think everyone froze during the economic concern and crisis that we had that started at the end of October and the first of November timeframe. I think everybody just stopped spending until they could get a handle on what is going on. Some had to stop because there was no credit available to them.

Ken Muth - Robert W. Baird & Co. - Analyst

Actually in a positive way -- in a geography -- the EMEA read was actually up sequentially there. Are we finally starting to see a little bit of builds or any comments you can share with us on that region?

Ron Buschur - Powerwave Technologies - CEO

Unfortunately, I still believe the EMEA region -- as you know from looking at the indications from the operators there in that region as well as the OEMs, they still do not project a lot of growth and spending in that segment. We did see some growth in eastern Europe that was helpful to us. We believe that it will benefit slightly in 2009 from that. But we're looking at the European market segment probably being flattish or maybe slightly down again this year from last year from what they had forecast.

Ken Muth - Robert W. Baird & Co. - Analyst

Okay. Great. Thank you.

Kevin Michaels - Powerwave Technologies - CFO

Thank you.

Operator

And our next question will come from the line of Bill Choi with Jefferies and Company. Please proceed.

Bill Choi - Jefferies & Co. - Analyst

Thanks. What was the depreciation and amortization in the quarter?

Kevin Michaels - Powerwave Technologies - CFO

The depreciation number is around $5 million. That's roughly that. That includes the basic amortization plus -- And then the rest is all the intangible stuff.

Bill Choi - Jefferies & Co. - Analyst

Okay. Thanks.

Kevin Michaels - Powerwave Technologies - CFO

Sure.

Operator

And at this time, there are no more further questions in the queue. I would like to turn the call back over to Ron Buschur for closing remarks.

Ron Buschur - Powerwave Technologies - CEO

I want to thank everyone for joining us today and your continued interest in Powerwave Technologies. We look forward to sharing with you our results for the first quarter of 2009.

Operator

And thank you for your participation in today's conference. This concludes the presentation. You may now disconnect. Have a good day.

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